Exhibit 1.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

UNITED MARITIME CORPORATION

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

FIRST:	The name of the Corporation is: United Maritime Corporation (hereinafter called the “Corporation”).

SECOND:
The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

THIRD:
The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the Marshall Islands Business Corporations Act (the “BCA”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH:	The aggregate number of shares of capital stock that the Corporation shall have the authority to issue is two billion one hundred million (2,100,000,000) consisting of the following:

(1)	Two billion (2,000,000,000) registered shares of common stock with a par value of US $0.0001 per share.

(2)
One hundred million (100,000,000) registered shares of preferred stock (“preferred shares”), with a par value of US $0.0001 per share. The Board of Directors is expressly granted the authority to issue preferred shares and to establish such series of preferred shares and with such designations, preferences and relative participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolutions providing for the issue of such preferred shares and without further vote or action by the shareholders.

FIFTH:
No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

SIXTH:
The bylaws of the Corporation may be amended, repealed or adopted by action of the Board, pursuant to the provisions of the Corporation’s bylaws as in effect at such time, or by the affirmative vote of two-thirds or more of the votes cast by the holders of shares entitled to vote thereon (considered for this purpose as one class).  Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of two-thirds or more of the total number of votes eligible to be cast by the holders of issued and outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Sixth.

SEVENTH:	Corporate existence began upon the filing of the original Articles of Incorporation with the Registrar of Corporations on January 20, 2022 and the Corporation shall have perpetual existence.

EIGHTH:
The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The Board of Directors shall have the right to designate Class A, Class B and Class C directors. The directors in Class A shall be elected for a term expiring at the first annual meeting of shareholders, the directors in Class B shall be elected for a term expiring at the second annual meeting of shareholders and the directors in Class C shall be elected for a term expiring at the third annual meeting of shareholders. At each annual meeting of shareholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election. Except as the BCA may otherwise require, in the interim between annual meetings of shareholders or special meetings of shareholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.  Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of two-thirds or more of the total number of votes eligible to be cast by the holders of issued and outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Eighth.

NINTH:
(a)  The Corporation may not engage in any Business Combination with any Interested Shareholder for a period of three years following the time of the transaction in which the person became an Interested Shareholder, unless:

(1)  prior to such time, the Board approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;

(2)  upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)  at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock that is not owned by the Interested Shareholder; or

(4)  the shareholder became an Interested Shareholder prior to the date hereof.

(b)  The restrictions contained in this Article Ninth shall not apply if:

(1)  A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(2)  The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(A)  a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Corporation is required);

(B) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(C) a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the Corporation.

The Corporation shall give not less than 20 days notice to all Interested Shareholders prior to the consummation of any of the transactions described in clause (i) or (ii) of the second sentence of this paragraph.

(c)   For the purpose of this Article Ninth only, the term:

(1)  “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)  “Associate,” when used to indicate a relationship with any person, means: (i) Any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 15% or more of any class of voting shares; (ii) any trust or other estate in which such person has at least a 15% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3)  “Business Combination,” when used in reference to the Corporation and any Interested Shareholder of the Corporation, means:

(i)    Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Shareholder or any of its affiliates, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder.

(ii)    Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares;

(iii)   Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any shares, or any share of such subsidiary, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger with a direct or indirect wholly-owned subsidiary of the Corporation solely for purposes of forming a holding company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by the Corporation to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by the Corporation; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the any class or series of shares;

(iv)   Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(v)    Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) of this paragraph) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4)  “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 15% or more of the outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5)  “Interested Shareholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting shares of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting shares of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of voting shares of the Corporation, except as a result of further Corporation action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting shares of the Corporation deemed to be outstanding shall include voting shares deemed to be owned by the person through application of paragraph (8) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6)  “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(7)  “Voting stock” means, with respect to any corporation, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

(8)  “Owner,” including the terms “own” and “owned,” when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:

(i)     Beneficially owns such shares, directly or indirectly; or

(ii)    Has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares is accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii)   Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

(d)  Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of two-thirds or more of the total number of votes eligible to be cast by the holders of issued and outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Ninth.